Exhibit 107

Calculation of Filing Fee Tables

424H
(Form Type)

GS Mortgage Securities Corporation II
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Mortgage Backed Securities	Benchmark 2025-V18, Commercial Mortgage Pass-Through Certificates, Series 2025-V18	457(s)	$1,109,922,000	100%	$1,109,922,000	0.00013810	$153,280.23
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$1,109,922,000		$153,280.23
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due							$153,280.23

(1)     Estimated solely for the purpose of calculating the registration fee. Calculated in accordance with Rule 457(o) of the Securities Act of 1933.